UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 14, 2025

NOBLE ROMAN’S, INC.
(Exact name of Registrant as specified in its charter)

Indiana	0-11104	35-1281154
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6612 E. 75th Street, Suite 450
Indianapolis, Indiana	46250
(Address of principal executive offices)	(Zip Code)

(317) 634-3377

(Company's telephone number, including area code)

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of April 14, 2025 (the “Effective Date”), Noble Roman’s, Inc. (the “Company”) entered into an amendment (the “Amendment”) to a Senior Secured Promissory Note and Warrant Purchase Agreement, dated as of February 7, 2020 (as previously amended, the “Loan Agreement”), with Corbel Capital Partners SBIC, L.P. (“Corbel”). Pursuant to the Loan Agreement, the Company previously issued to Corbel a senior secured promissory note in the initial principal amount of $8.0 million (the “Senior Note”) and issued to Corbel a warrant (as amended, the “Existing Warrant”) to purchase up to 2,250,000 shares of Common Stock.

The Amendment provided for an extension of the maturity of the Senior Note to June 30, 2026 from April 14, 2025. In consideration of such extension, the Company agreed to a cash interest rate payable with respect to the Senior Note of SOFR (as defined in the Loan Agreement) plus 9.0%, with a SOFR rate floor of 4.25%, and obtained a discontinuation of the 3% PIK interest which was being accrued prior to this Amendment. Prior to this Amendment, PIK interest of 3% was added to the principal amount of the Senior Note each month such that the next month the Company paid interest on principal with the addition of the previous months’ PIK interest. Prior to this Amendment the Company was paying SOFR + 7.75% plus 3% PIK interest. The Company agreed to increase the required monthly payments of principal on the Senior Note to $91,667 per month from $83,333, beginning on April 30, 2025. The deferred closing cost for the previous extension is added to the principal amount of the Senior Note as of the effective date of this Amendment. The Company paid a cash extension fee for this Amendment of approximately $66,000 at closing. The Company agreed to extend the exercise period for the Existing Warrant from February 2027 to February 2030 and reduce the exercise price from $0.30 per share to $0.10 per share and issued, on the Effective Date, a new warrant (the “New Warrant”) to purchase up to 750,000 shares of Common Stock at an exercise price of $0.10 per share with a five-year exercise period. Only if the Company has not redeemed Corbel’s Senior Note by August 14, 2025, the Company will issue an additional warrant to purchase up to 500,000 shares of Common Stock at an exercise price of $0.10 per share on August 14, 2025. For any month the Senior Note remains outstanding after August 14, 2025, the Company will issue an additional warrant to purchase up to 250,000 shares of Common Stock at an exercise price of $0.10 per share. The Amendment provides that the Company reimburse certain Corbel expenses incurred in connection with the production of the Amendment.

The foregoing description of the Amendment and the Loan Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment and the New Warrant which will be filed as exhibits with the Company’s Form 10-Q for the quarter ended June 30, 2025.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2025

NOBLE ROMAN’S, INC.

By:	/s/ Paul W. Mobley
Paul W. Mobley
Executive Chairman and
Chief Financial Officer

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